KPMG
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	KPMG LLP	Telephone	816 802 5200
	Suite 1000	Fax	816 802 5400
	1000 Walnut Street	Internet	www.us.kpmg.com
Kansas City, MO 64106-2162

April 5, 2007

Securities and Exchange Commission
Washington, DC 20549

Ladies and Gentlemen:

We were previously principal accountants for Maxus Realty Trust, Inc. (the Trust) and, under the date of March 19, 2007, we reported on the consolidated financial statements of Maxus Realty Trust, Inc. as of and for the years ended December 31, 2006 and 2005. On March 30, 2007, we were dismissed. We have read the Trust’s statements included under Item 4.01 of its Form 8-K dated April 5, 2007, and we agree with such statements, except that we are not in a position to agree or disagree with the following statements made by the Trust in the Form 8-K,

1.	that the reason for the dismissal of KPMG was the proposed fees for the 2007 audit.
2.	any of the statements regarding Moore Stephens Frost contained in the last paragraph of
Item 4.01.
3.	that the Trust intends to address the material weakness in internal controls within parameters that the Trust determines are cost-effective.

Very truly yours,

/s/ KPMG LLP

KPMG LLP, a U.S. limited liability partnership, is the U.S.
member firm of KPMG International, a Swiss cooperative.